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     UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     July 25, 1999
                                                 ----------------------

                           The Chancellor Group, Inc.
                ------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Nevada                     33-55254-32                87-0438647
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(State or other jurisdiction         (Commission              (IRS Employer
     of incorporation)               File Number)           Identification No.)


                1800 East Sahara Avenue, Las Vegas, Nevada 89104
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              (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code     (702) 938-0261
                                                   ----------------------


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ITEM 1            CHANGES IN CONTROL OF REGISTRANT
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The following persons each own more than 10% of the outstanding common stock of the registrant and accordingly may be considered thereby to be affiliates of the registrant:

         HORIZON TRUSTEES LIMITED
         (Auckland, New Zealand)                              7,621,500 shares

         LICHFIELD PETROLEUM LIMITED                          2,500,000 shares
         (Belize)

The registrant currently has 18.825 million shares of common stock issued and outstanding.

ITEM 2            ACQUISITION OR DISPOSITION OF ASSETS
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On July 25, 1998, the registrant acquired all of the capital stock of Lichfield
Petroleum America, Inc. ("Lichfield"), a Texas corporation, from Lichfield Petroleum Limited, the sole stockholder of Lichfield, in exchange for the issuance of 2,500,000 shares of the registrant's common stock issued at 40 cents per share, in addition to convertible preferred stock with a face value of $48 million and convertible to 8 million shares of common stock at $6.00 per share. As a result of the transaction, Lichfield became a wholly-owned subsidiary of the company.

Lichfield owns approximately 2,861 acres of leasehold oil and gas property located in Pecos County, Texas, adding to the registrant's existing "Glass Mountain" gas project acreage.

On April 5, 1999, the registrant signed an agreement and letter of intent to acquire all of the capital stock of Petra Energy, Inc. ( "Petra" ) a Colorado corporation, in exchange for $6,800,000 of its Series B convertible preferred stock and $1,200,000 in cash. Petra owns producing oil properties on 1,300 federal leasehold acres in Niobrara County, Wyoming. At the time of filing the letter of intent had expired, but the parties intend to renew it.

ITEM 3            CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT
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The registrant on May 11, 1999 appointed Ronald R Chadwick, P.C. of Denver,
Colorado as its auditor.

ITEM 4            RESIGNATION OF REGISTRANT'S DIRECTORS
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Peter R Just resigned as a director of the registrant in July 1998. George W.
Cole resigned as a director of the registrant on June 8, 1999.

ITEM 5   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
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                  INFORMATION AND EXHIBITS
                  ------------------------

It is impractical to provide the required financial statements concurrently with the filing of this report. The company expects to file financial statements dating back to July 1996 within 21 days of the date of this report.

         EXHIBITS:         1.       Agreement to acquire Petra Energy, Inc.
                           2.       Agreement to acquire Lichfield Petroleum
                                    America Inc.
                           3.       Compensation agreement between the
                                    registrant and Shane X.G. Rodgers

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                           4.       Agreement between the registrant and the
                                    Regency Group Ltd. Inc.

ITEM 6            SALES OF EQUITY SECURITIES
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On July 25, 1998 the registrant sold 2,500,000 shares of its common stock at 40 cents per share to Lichfield Petroleum Limited, pursuant to its acquisition of Lichfield Petroleum America, Inc. In connection with that acquisition the registrant additionally issued to Lichfield Petroleum Limited 48,000 shares of its $1,000 principal amount series 'B' convertible preferred shares, convertible into common stock at $6.00 per share.

On March 15, 1999, the registrant entered into an agreement to issue 100,000 shares of its common stock to Dennis Murphy at a nominal ten cents per share as compensation for ongoing consulting and advisory services to the registrant. At the same time, the registrant also granted Mr. Murphy warrants to purchase an additional 150,000 shares of common stock at a price of $3.00 per share. The warrants are exercisable at any time up to March 15, 2002.

Pursuant to a compensation agreement dated May 11, 1999, the registrant issued 400,00 shares of fully paid common stock to interests associated with its Chairman, Shane X.G. Rodgers. These securities were issued to extinguish $150,000 of indebtedness to Mr Rodgers by the registrant, being unpaid salary and other compensation dating back to October 1997.

On May 11, 1999 the registrant issued 200,000 shares of restricted common stock at 5 cents per share to the Regency Group Limited, Inc. of Solana Beach, California ("Regency") pursuant to an investor relations retainer agreement between the registrant and Regency. The registrant on May 1, 1999 approved the issuance of 100,000 shares of its restricted common stock pursuant to Regulation S to Horizon Trustees Limited.

On May 11, 1999 the registrant issued 10,000 shares of common stock pursuant to Regulation S to Jeremy Taylor of Victoria, Australia at 10 cents per share to compensate Mr Gibson for consulting services provided to the registrant pursuant to the development, implementation and maintenance of an internet web-site.

On May 24, 1999, the registrant approved the issuance of 200,000 shares of restricted common stock to certain investors in Los Angeles, California, at a price of ten cents per share, for aggregate cash proceeds of $20,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



DATED: September 10, 1999                   Chancellor Group Inc.



                                            By: /s/ Shane X. G. Rodgers
                                               --------------------------------
                                                    Shane X. G. Rodgers
                                                    Chairman and C.E.O.